FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES THIRD QUARTER 2020
NET INCOME OF $0.79 PER SHARE AND CORE INCOME OF $0.71 PER SHARE

•	Third quarter net income was $213 million versus net income of $107 million in the prior year quarter, and core income was $193 million versus core income of $102 million in the prior year quarter.

•	Third quarter net and core income includes an LTC GPV charge of $59 million after-tax primarily driven by actions taken on discount rate assumptions.

•
Third quarter net catastrophe losses were $160 million pretax driven by severe weather related events, primarily Hurricanes Laura, Isaias and Sally, and the Midwest derecho. No change to COVID-19 catastrophe loss estimate.

•	The third quarter P&C combined ratio was 100.9% compared with 97.6% in the prior year quarter, including 8.7 points of catastrophe loss impact compared with 1.8 points in the prior year quarter.

•
The underlying combined ratio was 92.6% compared with 94.6% in the prior year quarter. The underlying loss ratio was 60.5% compared with 61.7% in the prior year quarter and the expense ratio was 31.8% compared with 32.5% in the prior year quarter.

•	P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 7%.

•	P&C rate change increased to +12% in the third quarter.

•	Net investment income of $517 million pretax includes $71 million of income from LPs and common stock.

•	Board of Directors declares regular quarterly cash dividend of $0.37 per share.

CHICAGO, November 2, 2020 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2020 net income of $213 million, or $0.79 per share, versus $107 million, or $0.39 per share, in the prior year quarter. Core income for the current quarter was $193 million, or $0.71 per share, versus $102 million, or $0.37 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $247 million for the third quarter of 2020, an increase of $6 million compared to the prior year quarter primarily due to improved non-catastrophe current accident year underwriting results, higher net investment income driven by limited partnership and common stock returns and favorable net prior year loss reserve development in the current year period. These results were largely offset by higher net catastrophe losses.
Our Life & Group and Corporate & Other segments produced core losses for the third quarter of 2020 of $(35) million and $(19) million, respectively. Life & Group results include a $59 million after-tax charge related to unlocking active life reserves as a result of the gross premium valuation (GPV) completed in the quarter primarily driven by actions taken on discount rate assumptions. Life & Group results were also impacted by a $36 million after-tax increase in the structured settlement reserves and a $30 million after-tax reduction in long term care (LTC) claim reserves.
CNA Financial declared a quarterly dividend of $0.37 per share, payable December 3, 2020 to stockholders of record on November 16, 2020.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2020	2019	2020	2019
Net income	$213	$107	$303	$727
Core income (a)	193	102	400	714

Net income per diluted share	$0.79	$0.39	$1.11	$2.67
Core income per diluted share	0.71	0.37	1.47	2.62

	September 30, 2020	December 31, 2019
Book value per share	$44.30	$45.00
Book value per share excluding AOCI	42.78	44.81

(a)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“CNA continued to execute effectively during these unprecedented times as evidenced by the ongoing acceleration in our P&C rate achievement, higher overall premium growth and a significantly improved underlying loss ratio and expense ratio in the third quarter.  And, with our annual reserve review of our runoff Long Term Care business, we took significant actions on our discount rate assumptions intended to further protect our capital and earnings in the face of what can very well be a protracted low interest rate environment,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$2,014	$1,856	$6,253	$5,843
GWP ex. 3rd party captives change (% year over year)	9%		7%
Net written premiums	$1,821	$1,708	$5,614	$5,388
NWP change (% year over year)	7%		4%
Net investment income	$306	$274	$748	$937
Core income	247	241	465	853

Loss ratio excluding catastrophes and development	60.5%	61.7%	60.1%	61.1%
Effect of catastrophe impacts	8.7	1.8	10.1	2.5
Effect of development-related items	(0.4)	1.2	0.1	(0.2)
Loss ratio	68.8%	64.7%	70.3%	63.4%

Expense ratio	31.8%	32.5%	32.9%	33.3%

Combined ratio	100.9%	97.6%	103.5%	97.1%
Combined ratio excluding catastrophes and development	92.6%	94.6%	93.3%	94.8%

•
The combined ratio excluding catastrophes and development improved 2.0 points as compared with the prior year quarter. The underlying loss ratio improved 1.2 points primarily due to lower large losses in the International segment. The expense ratio improved 0.7 points driven by higher net earned premiums and lower underwriting expenses in the current quarter.

•
The combined ratio increased 3.3 points as compared with the prior year quarter. Net catastrophe losses were $160 million, or 8.7 points of the loss ratio in the third quarter of 2020, compared with $32 million, or 1.8 points of the loss ratio, for the prior year quarter. Net catastrophe losses in the third quarter of 2020 were driven by severe weather related events, primarily Hurricanes Laura, Isaias and Sally, and the Midwest derecho. Favorable net prior period development improved the loss ratio by 0.4 points in the quarter compared with 1.2 points of unfavorable development increasing the loss ratio in the prior year quarter.

•	P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 7% driven by higher rate and new business.

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$861	$778	$2,413	$2,263
GWP ex. 3rd party captives change (% year over year)	11%		7%
Net written premiums	$795	$732	$2,231	$2,143
NWP change (% year over year)	9%		4%
Core income	$168	$153	$354	$483

Loss ratio excluding catastrophes and development	60.0%	60.1%	59.8%	60.2%
Effect of catastrophe impacts	1.0	0.5	5.7	0.8
Effect of development-related items	(2.0)	(2.8)	(2.1)	(2.9)
Loss ratio	59.0%	57.8%	63.4%	58.1%

Expense ratio	30.5%	31.8%	31.5%	32.6%

Combined ratio	89.5%	89.8%	95.0%	90.9%
Combined ratio excluding catastrophes and development	90.5%	92.1%	91.4%	93.0%

•
The combined ratio excluding catastrophes and development improved 1.6 points as compared with the prior year quarter primarily due to a 1.3 point improvement in the expense ratio driven by lower underwriting expenses and higher net earned premiums. The underlying loss ratio improved 0.1 points.

•
The combined ratio improved 0.3 points as compared with the prior year quarter. Net catastrophe losses were $7 million, or 1.0 point of the loss ratio in the third quarter of 2020, compared with $3 million, or 0.5 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 2.0 points in the quarter compared with a 2.8 point improvement in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 11% and net written premiums grew 9% for the third quarter of 2020 driven by strong rate and higher new business.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$915	$852	$3,018	$2,742
GWP ex. 3rd party captives change (% year over year)	7%		10%
Net written premiums	$804	$775	$2,703	$2,536
NWP change (% year over year)	4%		7%
Core income	$52	$97	$96	$356

Loss ratio excluding catastrophes and development	61.0%	61.5%	60.4%	61.8%
Effect of catastrophe impacts	17.0	3.0	14.3	4.3
Effect of development-related items	0.6	4.8	2.1	1.5
Loss ratio	78.6%	69.3%	76.8%	67.6%

Expense ratio	32.3%	31.7%	33.2%	32.7%

Combined ratio	111.5%	101.6%	110.6%	100.9%
Combined ratio excluding catastrophes and development	93.9%	93.8%	94.2%	95.1%

•
The combined ratio excluding catastrophes and development increased 0.1 points as compared with the prior year quarter. The expense ratio increased 0.6 points driven by higher acquisition expenses partially offset by higher net earned premiums. This was partially offset by a 0.5 point improvement in the underlying loss ratio.

•
The combined ratio increased 9.9 points as compared with the prior year quarter. Net catastrophe losses were $146 million, or 17.0 points of the loss ratio in the third quarter of 2020, compared with $25 million, or 3.0 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 0.6 points in the quarter compared with 4.8 points of unfavorable impact in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 7% and net written premiums grew 4% for the third quarter of 2020 driven by strong rate.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Gross written premiums	$238	$226	$822	$837
GWP change (% year over year)	5%		(2)%
Net written premiums	$222	$201	$680	$709
NWP change (% year over year)	10%		(4)%
Core income (loss)	$27	$(9)	$15	$14

Loss ratio excluding catastrophes and development	60.1%	67.3%	60.1%	61.4%
Effect of catastrophe impacts	3.0	1.7	8.9	1.4
Effect of development-related items	0.1	0.4	(0.4)	1.9
Loss ratio	63.2%	69.4%	68.6%	64.7%

Expense ratio	34.9%	38.0%	35.6%	37.5%

Combined ratio	98.1%	107.4%	104.2%	102.2%
Combined ratio excluding catastrophes and development	95.0%	105.3%	95.7%	98.9%

•
The combined ratio excluding catastrophes and development improved 10.3 points as compared with the prior year quarter. The underlying loss ratio improved 7.2 points primarily due to lower large losses. The expense ratio improved 3.1 points driven by lower acquisition and underwriting expenses.

•
The combined ratio improved 9.3 points for the third quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $7 million, or 3.0 points of the loss ratio in the third quarter of 2020, compared with $4 million, or 1.7 points of the loss ratio, for the prior year quarter. Unfavorable net prior year development increased the loss ratio by 0.1 points in the quarter compared with 0.4 points in the prior year quarter.

•
Excluding currency fluctuations, gross written premiums increased 4% and net written premiums increased 9% for the third quarter of 2020 driven by growth in Europe and Canada partially offset by the continued impact of the strategic exit from certain Lloyd’s business classes.

Life & Group

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Net earned premiums	$127	$130	$380	$390
Net investment income	208	207	622	616
Core loss	(35)	(122)	(17)	(105)
Core loss improved $87 million for the third quarter of 2020 as compared with the prior year quarter. The core loss in the third quarter of 2020 included a $59 million after-tax charge related to the recognition of an active life reserve premium deficiency primarily driven by actions taken on discount rate assumptions. The normative risk free rate was lowered by 100 bps to 2.75% and the time period to grade up to the normative rate was extended from 6 years to 10 years. Results were also impacted by a $36 million after-tax increase in the structured settlement reserves and a $30 million after-tax reduction in LTC claim reserves, both resulting from the 2020 annual claim experience studies. Excluding the impacts of the reserve reviews, core results were favorable driven by better than expected morbidity in the LTC business.
The prior year quarter included a $170 million after-tax charge related to recognition of an active life reserve premium deficiency primarily driven by lower discount rate assumptions partially offset by a $44 million after-tax reduction in LTC claim reserves resulting from the 2019 annual claim experience study.
Corporate & Other

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Net investment income	$3	$6	$10	$20
Interest expense	32	31	94	99
Core loss	(19)	(17)	(48)	(34)
Core loss of $19 million for the third quarter of 2020 was generally consistent with the prior year quarter.
Net Investment Income

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2020	2019	2020	2019
Pretax net investment income	$517	$487	$1,380	$1,573
Net investment income, after tax	421	399	1,130	1,284
Pretax net investment income increased $30 million as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 4.1%, or $71 million in the third quarter of 2020 compared with 0.9%, or $18 million, in the prior year quarter partially offset by lower yields in our fixed income portfolio.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of invested assets.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Amy C. Adams, 312-822-5533
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Al Miralles, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Net income	$213	$107	$303	$727
Less: Net investment gains (losses)	20	5	(97)	13
Core income	$193	$102	$400	$714
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2020	2019	2020	2019
Net income per diluted share	$0.79	$0.39	$1.11	$2.67
Less: Net investment gains (losses)	0.08	0.02	(0.36)	0.05
Core income per diluted share	$0.71	$0.37	$1.47	$2.62
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2020	December 31, 2019
Book value per share	$44.30	$45.00
Less: Per share impact of AOCI	1.52	0.19
Book value per share excluding AOCI	$42.78	$44.81

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2020	2019	2020	2019
Annualized net income	$855	$428	$405	$970
Average stockholders' equity including AOCI (a)	11,833	12,105	12,118	11,670
Return on equity	7.2%	3.5%	3.3%	8.3%

Annualized core income	$772	$406	$533	$952
Average stockholders' equity excluding AOCI (a)	11,550	11,975	11,887	12,039
Core return on equity	6.7%	3.4%	4.5%	7.9%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2020 CNA. All rights reserved.

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